Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-121853) pertaining to the Equity Incentive Plan of GMH Communities Trust of our report dated July 27, 2006, except Note 13 (for 2005 and 204) as to which the date is March 15, 2007, with respect to the consolidated financial statements and schedules of GMH Communities Trust and the combined financial statements of The GMH Predecessor Entities included in the Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 15, 2007